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                                                                   EXHIBIT 99.9

400 Robert Street North
St. Paul, MN 55101-2098
651.665.3500 Tel

                              SECURIAN LETTERHEAD

October 9, 2018

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

Gentlepersons:

In my capacity as counsel for the Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Variable Annuity Account (the "Account") in connection with Post-Effective Amendment Number 43 and 309 to its Registration Statement on Form N-4. This Post-Effective Amendment is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), as amended, with respect to certain variable annuity contracts. (Securities and Exchange Commission File Numbers 333-91784 and 811-04294).

Based upon that review, I am of the following opinion:

    1. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

    2. The issuance and sale of the variable annuity contracts funded by the Account have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael P. Boyle
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Michael P. Boyle
Second Vice President